EXHIBIT 19

MID-AMERICA APARTMENT COMMUNITIES, INC.

Statement of Company Policy on Insider Trading and Disclosure

In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, Mid-America Apartment Communities, Inc. and its subsidiaries (collectively, the “Company”) has adopted the policies and procedures described in this Statement of Company Policy on Insider Trading and Disclosure (this “Insider Trading Policy”), which are designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy. You should refer all inquiries regarding this Insider Trading Policy to the officer, employee or consultant designated from time to time by the Company to serve as its insider trading compliance officer (the “Compliance Officer”). The Company has initially designated the Company’s General Counsel as the Compliance Officer.

A. To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, officers and employees and references in this Insider Trading Policy to “you” refer to persons to whom this Insider Trading Policy is applicable. This Insider Trading Policy applies to you while you are serving as a director, officer or employee of the Company and thereafter until any material, nonpublic information about the Company possessed by you has become public or is no longer material. This Insider Trading Policy also applies to:

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your spouse, domestic partner, minor children and adult family members with whom you share the same household;
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your family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence and control;
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any trust, family partnership or other type of entity formed primarily for the benefit of you or your family members over which you or any other person or entity listed in the bullets above or below has the authority, or is a member of a board of directors, committee or other formalized group of individuals or entities that has the authority, to approve or direct investment decisions concerning securities; and
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any other investment fund, trust, retirement plan, partnership, corporation or other entity with which you or any other person or entity listed in the bullets above is affiliated or otherwise has the authority, or is a member of a board of directors, committee or other formalized group of individuals or entities that has the authority, to approve or direct investment decisions concerning securities, unless such entity has established and follows appropriate procedures designed to prevent you and others listed in the bullets above from influencing, approving or directing its investment decisions with respect to the Company’s securities.

For purposes of determining your compliance with this Insider Trading Policy, any actions taken by any of the foregoing persons or entities may be attributed to you, at the Company’s discretion, unless the Company is satisfied, in its sole discretion, that you did not influence or direct such actions. You are encouraged to consult with the Compliance Officer regarding arrangements that exist with affiliated persons and entities and compliance with this Insider Trading Policy.

All members of the Board of Directors of Mid-America Apartment Communities, Inc. and certain designated officers and employees also must comply with the Company’s Special Trading Procedures for Insiders (the “Trading Procedures”), which Trading Procedures are attached hereto as Annex A and shall be deemed a part of this Insider Trading Policy. Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. You will be notified if you are required to comply with the Trading Procedures.

B. What is Prohibited by this Insider Trading Policy?

It is generally illegal for you to trade in the securities of the Company, whether for your own account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Prohibited Activities

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

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trading (whether for your own account or for the account of another) in the Company’s securities, which includes common stock, any units in Mid-America Apartments, L.P., any other securities that the Company may issue (such as preferred stock or convertible debentures), and any derivative securities (such as options and warrants) that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, such as when the trades are made pursuant to a written plan that was adopted or trading instructions that were given before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied;
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trading in the securities of another company if you learn, in the course of your employment with the Company or service as a director of the Company, non-public information that is likely to affect the value of those securities;
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giving trading advice of any kind about the Company; and
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disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else.

This Insider Trading Policy does not apply to an exercise of an employee stock option when payment of the exercise price is made in cash. The policy does apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Definition of Material, Nonpublic Information

This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.

What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a shareholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

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projections of future earnings or losses, net operating income, funds from operations or similar financial projections, including any reaffirmation or revision of such projections, or other earnings, funds from operations, net operating income or similar guidance;
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assumptions used to generate earnings, net operating income, funds from operations or other forecasts;
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earnings or revenue that are inconsistent with the consensus expectations of the investment community;
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potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
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pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
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changes in management or the Board of Directors;
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significant actual or threatened litigation or governmental investigations or major developments in such matters;
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significant developments regarding contracts or financing sources (e.g., the acquisition or loss of a contract);
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significant acquisitions of apartment community portfolios;

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significant new initiatives such as the Company’s entry into new markets or new lines of business and the related impact on the Company’s funds from operations;
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the establishment of a repurchase program for the Company’s securities;
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changes in dividend policy, the declaration of a stock split, or public or private sales of additional securities;
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cybersecurity risks and incidents, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
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potential defaults under the Company’s credit agreements, indentures or other debt instruments or the existence of material liquidity deficiencies; and
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bankruptcies or receiverships.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information.

For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.

Company Transactions

From time to time, the Company may engage in transactions in its own securities. It is the policy of the Company to comply with applicable securities laws when engaging in transactions in the Company’s securities.

C. Are there any Restrictions on the Use of Electronic Bulletin Boards, Internet Chat Rooms or Websites?

While the Company encourages its shareholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases and external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by the Company’s directors, officers or employees. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability.

In addition, with the advent of the Internet, and the emergence of electronic bulletin boards and chat rooms, electronic discussions about companies and their business prospects have become common. Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – yet the information disseminated through electronic bulletin boards and chat rooms often is unreliable, and in some cases, may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving electronic bulletin boards and chat rooms. You may encounter information about the Company on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for the Company. Although you may have a natural tendency to deny or confirm such information on an electronic bulletin board or in a chat room, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and/or to the Company.

The Company is committed to preventing inadvertent disclosures of material, nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Policy prohibits you from discussing material, nonpublic information about the Company with anyone, including other employees, except as required in the performance of your duties. You should not under any circumstances provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or shareholder, even if you are contacted directly by such persons, without express prior authorization. This restriction applies whether or not you identify yourself as associated with the Company. You should refer all such contact or inquiries to the Company’s General Counsel.

This Insider Trading Policy also prohibits you from making any comments or postings about the Company on any Internet bulletin boards, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not you identify yourself as associated with the Company.

D. What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (FINRA), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

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SEC administrative sanctions;
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civil injunctions;
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disgorgement of the profit gained or loss avoided by the trading;
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payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
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payment of criminal penalties of up to $5,000,000 ($25,000,000 for an entity);
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payment of civil penalties of up to three times the profit made or loss avoided;
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payment of civil penalties by the Company and/or the supervisors of the violator of up to the greater of $2,559,636 (which amount is subject to annual adjustments for inflation) or three times the amount of profit made or loss avoided by the violator; and/or
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imprisonment for up to 20 years.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E. Who Should You Contact to Report a Violation of this Insider Trading Policy or if You Have a Question About this Insider Trading Policy?

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to the Compliance Officer.

However, if the conduct in question involves the Compliance Officer, if you have reported such conduct to the Compliance Officer and do not believe that the Compliance Officer has dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with (i) the officer, employee or consultant designated from time to time by the Company, which shall initially be the Chief Ethics and Compliance Officer or (ii) the Nominating and Corporate Governance Committee of the Board of Directors of Mid-America Apartment Communities, Inc. by writing to the Office of the Corporate Secretary, Attn: Nominating and Corporate Governance Committee, or contacting the Nominating and Corporate Governance Committee through such other means as may be identified by the Company from time to time.

F. Is This Insider Trading Policy Subject to Modification?

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option used by the Company) by the Company. You will be deemed to have received, be bound by and agree to revisions of this Insider Trading Policy when such revisions have been delivered to you, unless you object to any revision in a written statement received by the Compliance Officer within two (2) business days of such delivery.

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Your failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.

Revised as of: December 10, 2024

ANNEX A

MID-AMERICA APARTMENT COMMUNITIES, INC.

SPECIAL TRADING PROCEDURES FOR INSIDERS

To comply with federal and state securities laws governing insider trading, the Company has adopted these Special Trading Procedures for Insiders (these “Trading Procedures”) as an addendum to the Company’s Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Insider Trading Policy, which is distributed to all directors, officers and employees of the Company. As used in these Trading Procedures, the “Company” includes Mid-America Apartment Communities, Inc. and its subsidiaries.

A. SCOPE

These Trading Procedures regulate securities trades by all directors and executive officers of the Company and certain designated employees of the Company who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company (collectively, these persons are referred to as “Insiders”). In addition, as a precaution and in order to avoid the appearance of impropriety, for purposes of determining an Insider’s compliance with these Trading Procedures, trades in the Company’s securities made by each of the following persons or entities (the “Affiliated Persons”) will be attributed to such Insider unless a waiver is obtained pursuant to Section E of these Trading Procedures with respect to a specific trade or all trades by an Affiliated Person:

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the Insider’s spouse, domestic partner, and minor children and adult family members with whom the Insider shares the same household;
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any family members who do not live in the Insider’s household but whose transactions in Company securities are directed by the Insider or subject to the Insider’s influence and control;
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any trust, family partnership or other type of entity formed primarily for the benefit of the Insider or the Insider’s family members over which the Insider or another Affiliated Person of the Insider has the authority, or is a member of a board of directors, committee or other formalized group of individuals or entities that has the authority, to approve or direct investment decisions concerning securities (“Affiliated Family Entities”); and
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any investment fund, trust, retirement plan, partnership, corporation or other entity, other than an Affiliated Family Entity of the Insider, that directly or indirectly controls, or is controlled by, or is under common control with, the Insider or another Affiliated Person of the Insider, or with respect to which the Insider or another Affiliated Person of the Insider otherwise has the authority, or is a member of a board of directors, committee or other formalized group of individuals or entities that has the authority, to approve or direct investment decisions concerning securities, unless (i) such entity has established either (A) appropriate procedures designed to prevent the Insider and other Affiliated Persons of the Insider from influencing, approving or directing its investment decisions with respect to the Company’s securities or (B) its own insider trading controls and procedures designed to ensure compliance with applicable securities laws and (ii) the Insider has included such entity on the Insider’s signed acknowledgement using the attached form pursuant to which the Insider has agreed to comply with the controls and/or procedures (referred to in clause (i) above) as they relate to such entity’s trades in the Company’s securities and that the Company may deem any violation thereof to be a violation of these Trading Procedures.

As a result, each Insider should establish procedures to ensure that Affiliated Persons whose trades in the Company’s securities will be attributed to the Insider comply with these Trading Procedures. The Insiders are encouraged to consult with the Compliance Officer regarding such procedures and compliance with these Trading Procedures.

These Trading Procedures apply to any and all transactions in the Company’s securities, including common stock, any units in Mid-America Apartments, L.P., any other securities that the Company may issue (such as preferred stock or convertible debentures), and any derivative securities (such as options and warrants) that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

The special trading restrictions set forth in these Trading Procedures apply to an Insider while the Insider is serving as a director, executive officer or designated employee of the Company and thereafter until any material, nonpublic information about the Company possessed by the Insider has become public or is no longer material.

B. SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS

Please see the Insider Trading Policy for a description of prohibited activities applicable to all directors, executive officers, and employees of the Company, including Insiders. In particular, no Insider may trade in any type of securities of the Company if such Insider is in possession of material, nonpublic information about the Company, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prohibition applies even if such Insider receives pre-clearance and the transaction would occur during a trading window in accordance with these Trading Procedures.

Please see the Insider Trading Policy for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer identified below for guidance.

In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Insiders are subject to the following special trading restrictions:

1. No Trading Except During Trading Windows.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day of the last month of the then-current quarter. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section D of these Trading Procedures or (b) in accordance with the procedure for waivers described in Section E of these Trading Procedures.

2. All Trades Must be Pre-Cleared by the Compliance Officer.

No Insider may trade in Company securities unless the trade has been approved in accordance with the procedures set forth below by the officer, employee or consultant designated from time to time by the Company to serve as its insider trading compliance officer (the “Compliance Officer”). The Company has initially designated the Company’s General Counsel as the Compliance Officer.

The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section C below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his own trades from such officer, employee or consultant as is designated from time to time by the Company, which shall initially be the Chief Ethics and Compliance Officer. If you are unable to contact the Compliance Officer, or if you do not feel you can discuss the matter with the Compliance Officer, you may contact such officer, employee or consultant as is designated from time to time by the Company as the alternate Compliance Officer, which shall initially be the Chief Ethics and Compliance Officer.

3. No Short Sales.

No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

4. No Purchases or Sales of Derivative Securities or Hedging Transactions.

No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities.

5. No Company Securities Subject to Margin Calls.

No Insider may use the Company’s securities as collateral in a margin account.

6. No Pledges.

No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).

7. Gifts Subject to Same Restrictions as All Other Securities Trades.

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade.

8. No Trading During Retirement Plan Blackout Periods.

No Insider may trade in any Company securities, which were acquired in connection with such Insider’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted below. A blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of its controlled group are prohibited from trading in Company securities through their plan accounts. Insiders will receive advance notice of any such blackout period from the Compliance Officer or his or her designee.

C. PRE-CLEARANCE PROCEDURES

Procedures. No Insider may trade in Company securities until:

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The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to these Trading Procedures. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;
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The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
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The Insider has informed the Compliance Officer, using the Stock Transaction Request form attached to these Trading Procedures, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
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The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.

Additional Information. Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his or her sole discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. Any such proposed trade must be completed during a trading window in accordance with these Trading Procedures unless such trade is (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section D of these Trading Procedures or (b) in accordance with the procedure for waivers described in Section E of these Trading Procedures.

Post-Trade Reporting. Any transactions in the Company’s securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported on the same day in which such a transaction occurs. Each report an Insider makes to the Compliance Officer should include the date of the transaction, nature of ownership, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of shareholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

D. EXEMPTIONS

Pre-Approved Rule 10b5-1 Plan

Transactions effected pursuant to a Rule 10b5-1 Plan as defined below that meets the requirements set forth below will not be subject to the Company’s trading windows, retirement plan blackout periods or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. In each case, such persons must act in good faith with respect to the Rule 10b5-1 Plan and not as part of a scheme to evade the prohibitions against unlawful insider trading.

If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or trading instruction must adhere to the following guidelines, which are in addition to, and not in lieu of, the requirements and conditions of the Insider Trading Policy and Rule 10b5-1:

1. Pre-Clearance. All Rule 10b5-1 Plans must be submitted in writing and pre-cleared by the Compliance Officer.

2. Plan Adoption and Certification. All Rule 10b5-1 Plans must be entered into during an open trading window and when the Insider is not aware of any material, nonpublic information. Additionally, if the Insider is an officer or director (a “Section 16 Person”), then at the time of adoption of the Rule 10b5-1 Plan, the Section 16 Person must certifyas a representation in his or her Rule 10b5-1 Plan that he or she (a) is not aware of any material, nonpublic information and (b) is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

3. Plan Format. All Rule 10b5-1 Plans must be in writing and must either (a) expressly state the amount, price and dates on which transactions may be executed, (b) provide a written formula for determining amounts, prices and dates or (c) delegate discretion on those matters to an independent third-party who is not aware of any material, non-public information. Rule 10b5-1 Plans must not allow the Insider to exercise any subsequent influence over how, when or whether to effect trades in Company securities under the Rule 10b5-1 Plan.

4. Cooling-Off Period. After the adoption of a Rule 10b5-1 Plan by a Section 16 Person, no trades may be commenced under that Rule 10b5-1 Plan until the expiration of a “cooling-off” period consisting of the later of: (i) 90 days following adoption of the Rule 10b5-1 Plan or (ii) two (2) business days following the disclosure of the Company’s financial results on Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted, subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan. After the adoption of a Rule 10b5-1 Plan by an Insider who is not a Section 16 Person, no trades may be commenced under that Rule 10b5-1 Plan until the expiration of a cooling-off period that is 30 days following adoption of the Rule 10b5-1 Plan.

5. Multiple Plans. Insiders may enter into multiple Rule 10b5-1 Plans, provided such Rule 10b5-1 Plans do not overlap; trading under the later-commencing Rule 10b5-1 Plan may not begin until all trades under the initial Rule 10b5-1 Plan are completed or the Rule 10b5-1 Plan has expired by its terms. An exception to the foregoing restriction may be granted for Rule 10b5-1 Plans governing sell-to-cover transactions, subject to compliance with Rule 10b5-1. Note that only one “single-trade” Rule 10b5-1 Plan may be adopted during any consecutive 12-month period.

6. Trades Outside of the Plan. Once a Rule 10b5-1 Plan is established, Insiders may transact in securities that are not subject to the currently existing Rule 10b5-1 Plan. However, any such transactions continue to require pre-clearance and are otherwise subject to these Trading Procedures and the Insider Trading Policy. Under no circumstances will opposite-way open market transactions be permitted.

7. Plan Duration. The minimum duration of a Rule 10b5-1 Plan is six months, and the maximum duration is two years.

8. Early Terminations. The early termination of a Rule 10b5-1 Plan could affect the availability of the Rule 10b5-1 affirmative defense for prior Rule 10b5-1 Plan transactions if it calls into question whether the Insider is acting in good faith with respect to the Rule 10b5-1 Plan and whether the Rule 10b5-1 Plan was entered into in good faith and not as part of a plan to avoid the insider trading rules. Because of this risk, early terminations are strongly discouraged. In the event an Insider determines to terminate a Rule 10b5-1 Plan early, every effort should be taken to terminate the Rule 10b5-1 Plan during an open window. Early termination of a Rule 10b5-1 Plan during a quiet period requires extenuating circumstances and is subject to pre-clearance by the Compliance Officer. In the event an Insider early terminates his or her Rule 10b5-1 Plan, such Insider (a) will be subject to the applicable cooling-off period for any subsequent Rule 10b5-1 Plan, and (b) may be (i) prohibited from adopting future Rule 10b5-1 Plans, (ii) prohibited from transacting in securities outside of a Rule 10b5-1 Plan, or (iii) subject to other restrictions at the sole discretion of the Compliance Officer.

9. Modifications. As provided in Rule 10b5-1, any modification or change to the amount, price or timing of the purchase or sale of the securities underlying a Rule 10b5-1 Plan (including the substitution or removal of a broker that directly or indirectly results in a modification or change to such terms) is deemed (a) a termination of the existing Rule 10b5-1 Plan and (b) the adoption of a new Rule 10b5-1 Plan, each of which are subject to the applicable requirements of these Trading Procedures.

10. Brokers and Broker Reporting. Each Rule 10b5-1 Plan must require the broker counterparty to promptly report to the Company’s designated representative the details of every transaction executed under the Rule 10b5-1 Plan, but in any event, such detail must be provided no later than one business day after the execution date.

11. Public Disclosure of Plan Transactions. To the extent required by SEC rules, the Company will disclose in its periodic reports (i.e., Form 10-Qs and Form 10-Ks) the adoption or termination of a Rule 10b5-1 Plan by any Section 16 Person during the last completed quarter, including a description of the material terms of the Rule 10b5-1 Plan, other than terms with respect to price. Additionally, transactions executed pursuant to a Rule 10b5-1 Plan will be indicated as such by footnote on the Section 16 Person’s Form 4.

A Rule 10b5-1 Plan does relieve Insiders from their obligations to comply with the requirements of applicable securities laws, including the requirement to file any applicable notices and reports accurately and on time. Furthermore, notwithstanding any pre-clearance of a Rule 10b5-1 Plan, the Company assumes no liability relating to the Rule 10b5-1 Plan.

The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. The Compliance Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the Compliance Officer does not approve an Insider’s Rule 10b5-1 Plan, such Insider must adhere to the pre-clearance procedures and trading windows set forth above until such time as a Rule 10b5-1 Plan is approved.

Employee Benefit Plans.

1. Exercise of Stock Options. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any net option exercise, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2. Tax Withholding on Restricted Stock. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of restricted stock upon vesting to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with these Trading Procedures.

3. Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s employee stock purchase plan. However, no Insider may: (a) elect to participate in such employee stock purchase plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such employee stock purchase plan; or (b) make cash contributions to such employee stock purchase plan (other than through periodic wage withholding) without complying with these Trading Procedures. Any sale of securities acquired under such employee stock purchase plan is subject to the prohibitions and restrictions of these Trading Procedures.

4. Retirement Plan. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to purchases of Company securities in the Company’s 401(k) retirement plan resulting from periodic contributions by Insiders to such retirement plan pursuant to payroll deduction elections. Such prohibitions and restrictions do apply, however, to certain elections Insiders may make under such retirement plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against or receive a distribution from such Insider’s retirement plan account if the loan or distribution will result in a liquidation of some or all of such Insider’s Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to the Company stock fund.

5. Distribution Reinvestment Plan. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to purchases of Company securities under the Company’s distribution reinvestment plan resulting from the reinvestment by Insiders of dividends paid on Company securities. Such prohibitions and restrictions do apply, however, to voluntary purchases of Company securities resulting from additional contributions by Insiders to such distribution reinvestment plan (i.e., direct stock purchases), and to elections by Insiders to participate in such distribution reinvestment plan or change the level of such participation. These Trading Procedures also apply to sales by Insiders of Company securities purchased pursuant to such distribution reinvestment plan.

E. WAIVERS

A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors and any such waiver granted by the Nominating and Corporate Governance Committee shall be reported to the Company’s Board of Directors.

F. ACKNOWLEDGMENT

In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or relationship with the Company or upon becoming an Insider. Upon first receiving a copy of these Trading Procedures, each Insider must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. Such Insider shall return the acknowledgment attached hereto within ten (10) days of receipt to the attention of the Senior Vice President, Corporate Secretary.

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or these Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications). For such purpose, an Insider will be deemed to have acknowledged and agreed to comply with these Trading Procedures and the Insider Trading Policy, as each may be amended from time to time, when copies of such items have been delivered to the Insider by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee.

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Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

Revised as of: December 10, 2024